Exhibit 99.1

For Release
April 25, 2018
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports First Quarter 2018 Results
Revenues up 9.4 percent year-over-year
Earnings and Adjusted EBITDA above previously-announced estimates

CALABASAS, Calif., April 25, 2018 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, creative/digital, engineering, life sciences and government sectors, today reported financial results for the quarter ended March 31, 2018.

Highlights

•	Revenues were $685.2 million, up 9.4 percent over the first quarter of 2017 (up 9.2 percent on a same "Billable Days" and "Constant Currency" basis).

•	Net income was $29.1 million ($0.55 per diluted share), up from $22.4 million ($0.42 per diluted share) in the first quarter of 2017.

•	Adjusted Net Income (a non-GAAP) measure was $44.0 million ($0.83 per diluted share), up from $32.2 million ($0.61 per diluted share) in the first quarter of 2017.

•	Adjusted EBITDA (a non-GAAP measure) was $74.8 million (10.9 percent of revenues), up from $64.6 million (10.3 percent of revenues) in the first quarter of 2017.

•	Cash flows from operating activities were $55.8 million, up from $43.8 million in the first quarter of 2017.

•	Free cash flow (a non-GAAP measure) was $49.6 million or 7.2 percent of revenues.

•	Leverage ratio (a non-GAAP measure) was 1.80 to 1 at March 31, 2018, down from 1.89 to 1 at December 31, 2017.

•	Effective April 2, 2018, acquired ECS Federal, LLC ("ECS") for $775.0 million in cash and amended credit facility.

Management Commentary

"We are pleased with our performance in the first quarter of 2018 and our ability to deliver financial results above our previously-announced estimates", said Peter Dameris, Chief Executive Officer of ASGN. "We delivered our 17th consecutive quarter of revenue growth above that of the IT staffing industry, led by the continued deepening of large customer relationships and the accelerated adoption of our delivery model. We expect our size and service offerings will continue to position ASGN to generate solid above-market growth in the quarters ahead."

Mr. Dameris continued, "Our acquisition of ECS, which closed on April 2nd, strengthens our position as one of the largest and fasting growing IT services firms in North America and increases our addressable end market to $279 billion by virtue of our entering the $129 billion Government Services space. ECS, which prior to the acquisition was one of the largest privately-held government services contractors in the United States, is well positioned to benefit from increased spending by the federal government on next generation, mission critical technology solutions, including Cyber Security, Data Analytics, Artificial Intelligence and Cloud Integration."

First Quarter 2018 Financial Results

Revenues were $685.2 million, up 9.4 percent year-over-year (9.2 percent on a "Same Billable Days" and "Constant Currency" basis, non-GAAP measures). Revenues for the quarter included a $5.3 million contribution from Stratacuity, which was acquired in August 2017.

Assignment revenues were $650.3 million, up 9.4 percent year-over-year and permanent placement revenues were $34.9 million (5.1 percent of revenues) compared with $32.0 million (5.1 percent of revenues) in the first quarter of 2017.

Our largest segment, Apex, accounted for 78.6 percent of total revenues and grew 11.6 percent year-over-year. Our Oxford Segment accounted for 21.4 percent of total revenues and was up 1.8 percent year-over-year.

Gross profit was $217.7 million, up $19.6 million, or 9.9 percent year-over-year. Gross margin was 31.8 percent, up from 31.6 percent in the first quarter of 2017. The year-over-year expansion in gross margin related to lower state unemployment tax rates and a slightly higher mix of higher-margin business in certain divisions.

Selling, general and administrative (“SG&A”) expenses were $164.4 million (24.0 percent of revenues), compared with $146.1 million (23.3 percent of revenues) in the first quarter of 2017. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $9.8 million, compared with $0.9 million in the first quarter of 2017.

Amortization of intangible assets was $7.6 million, down from $8.5 million in the first quarter of 2017. The decrease was due to the accelerated amortization method for certain acquired intangibles, which have higher amortization rates at the beginning of their useful life.

Interest expense was $6.5 million compared with $8.5 million in the first quarter of 2017. Interest expense for the quarter was comprised of $5.3 million of interest on the credit facility, $0.9 million of amortization of deferred loan costs and $0.3 million of costs related to the amendment to our credit facility for the acquisition of ECS, which closed on April 2, 2018. The decrease in interest expense reflected a lower debt balance and an average lower interest rate as a result of the amendments to our credit facility in 2017.

The effective tax rate for the quarter was 25.3 percent, which reflected the lower federal corporate tax rate related to the recently enacted Tax Cuts and Jobs Act, as well as a $0.5 million reduction in income taxes for excess tax benefits on stock-based compensation.

Net income was $29.1 million ($0.55 per diluted share), up from $22.4 million ($0.42 per diluted share) in the first quarter of 2017. Adjusted Net Income (a non-GAAP measure) was $44.0 million ($0.83 per diluted share), up from $32.2 million ($0.61 per diluted share) in the first quarter of 2017. Adjusted EBITDA (a non-GAAP measure) was $74.8 million, or 10.9 percent of revenues, up from $64.6 million (10.3 percent of revenues) in the first quarter of 2017. Reconciliations between GAAP and non-GAAP measures are included in this release.

Cash flows from operating activities were $55.8 million and free cash flow (a non-GAAP measure) was $49.6 million. At March 31, 2018, our leverage ratio (a non-GAAP measure) was 1.80 to 1, down from 1.89 to 1 at December 31, 2017.

Second Quarter 2018 Financial Estimates

ASGN is providing financial estimates for the second quarter of 2018, which include the estimated financial results for ECS, which was acquired on April 2, 2018. ECS accounts for approximately 17.5 percent of total estimated revenues for the second quarter of 2018. Its operating performance to date and estimated performance for the second quarter are in line with the performance expectations that were the basis for the previously-announced full year financial estimates for ECS.

These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets that ASGN serves. These estimates also assume no significant change in foreign exchange rates.

The estimate for interest expense includes $5.8 million in one-time expenses related to the amendment of the credit facility in April 2018. These one-time expenses are "added-back" in the determination of Adjusted Net Income and Adjusted EBITDA (both non-GAAP measures). Reconciliations of estimated net income to these non-GAAP measures are presented herein.

•	Revenues of $860.0 million to $870.0 million

•	Gross margin of 29.5 percent to 30.0 percent

•	SG&A expenses (excludes amortization of intangible assets) of $174.1 million to $177.1 million (includes $7.4 million in depreciation and $8.7 million(1) in stock-based compensation expense)

•	Amortization of intangible assets of $18.4 million

•
Interest expense of $20.5 million, comprised of (i) cash interest expense of $13.1 million, (ii) one-time expenses of $5.8 million related to amendment to the credit facility and (iii) amortization of deferred loan costs of $1.6 million

•	Effective tax rate of 26.5 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $31.1 million to $34.8 million

•	Earnings per diluted share of $0.59 to $0.66

•	Diluted shares outstanding of 52.9 million

•	Adjusted EBITDA (2) (a non-GAAP measure) of $100.0 million to $105.0 million

•	Adjusted Net Income(3) (a non-GAAP measure) of $53.6 million to $57.3 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.01 to $1.08
_______________

(1)
Stock-based compensation expense is approximately $3.8 million higher than the first quarter of 2018. The sequential increase reflects, among other things, the expense of: (i) awards granted to ECS management and employees and (ii) performance-based awards that were valued for accounting purposes at $85.53 per share, which was the closing price on the day the performance targets were approved by the Company's Compensation Committee.

(2)	Includes $2.7 million in depreciation related to an ECS project that is included in costs of services.

(3)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

Our financial estimates above are based on our estimate of “Billable Days” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the second quarter, we estimate billable days of 63.7, which is 0.1 fewer days than the second quarter of 2017.

On a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017, our revenue estimates imply year-over-year growth of 7.7 to 9.0 percent (revenues for ECS in Q2 2017 were approximately $145 million). Our financial estimates assume our Apex and Oxford segments on a combined basis will grow 8.0 to 9.5 percent and our ECS segment will grow mid-single digits. We also estimate that the inclusion of ECS will be accretive to our Adjusted Net Income per diluted share by $0.11 to $0.13 in the second quarter.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the first quarter. The dial-in number is 800-230-1085 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 447114. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning Wednesday, April 25, 2018 at 7:00 p.m. EDT until midnight on Wednesday, May 9, 2018. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 447114.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, creative/digital, engineering, life sciences and government sectors. Our mission as an organization is to be the premier provider of highly skilled human capital targeting critical STEM skill sets that will drive the economy in the years ahead. Through an integrated suite of professional staffing and IT solutions, ASGN improves productivity and utilization among leading corporate enterprises and government organizations. For more information, visit us at asgn.com.
Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, credit facility amendment expenses, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. The operating metrics presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, Adjusted EBITDA, Adjusted Net Income and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017

Revenues	$685,173	$626,528	$679,035
Costs of services	467,436	428,384	458,358
Gross profit	217,737	198,144	220,677
Selling, general and administrative expenses	164,444	146,072	151,447
Amortization of intangible assets	7,601	8,464	8,433
Operating income	45,692	43,608	60,797
Interest expense	(6,545)	(8,501)	(5,976)
Income before income taxes	39,147	35,107	54,821
Provision for income taxes	9,907	12,725	(12,556)
Income from continuing operations	29,240	22,382	67,377
Income (loss) from discontinued operations, net of tax	(148)	9	(46)
Net income	$29,092	$22,391	$67,331

Per share income from continuing operations and net income:
Basic	$0.56	$0.43	$1.29
Diluted	$0.55	$0.42	$1.28

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,178	52,658	52,038
Diluted	52,831	53,249	52,822

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(Dollars in millions)

	2018	2017	Year-Over-Year Change
Revenues:
Apex:
Assignment	$524.9	$471.3	11.4%
Permanent placement	13.6	11.2	21.3%
	538.5	482.5	11.6%
Oxford:
Assignment	125.4	123.2	1.7%
Permanent placement	21.3	20.8	2.4%
	146.7	144.0	1.8%
Consolidated:
Assignment	650.3	594.5	9.4%
Permanent placement	34.9	32.0	9.1%
	$685.2	$626.5	9.4%
Percentage of total revenues:
Apex	78.6%	77.0%
Oxford	21.4%	23.0%
	100.0%	100.0%

Assignment	94.9%	94.9%
Permanent placement	5.1%	5.1%
	100.0%	100.0%

Domestic	94.5%	95.2%
Foreign	5.5%	4.8%
	100.0%	100.0%
Gross profit:
Apex	$158.6	$139.9	13.4%
Oxford	59.1	58.2	1.5%
Consolidated	$217.7	$198.1	9.9%
Gross margin:
Apex	29.5%	29.0%
Oxford	40.3%	40.4%
Consolidated	31.8%	31.6%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands)

	2018	2017
Cash provided by operating activities	$55,795	$43,800
Capital expenditures	(6,198)	(6,792)
Free cash flow (non-GAAP measure)	$49,597	$37,008

Cash used in investing activities	$(6,218)	$(6,775)
Cash used in financing activities	$(7,667)	$(40,215)

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(In thousands)

	2018	2017
	(Unaudited)
Cash and cash equivalents	$78,962	$36,667
Accounts receivable, net	443,338	428,536
Total current assets	555,541	499,523
Goodwill and intangible assets, net	1,240,258	1,246,861
Total assets	1,858,159	1,810,129
Total current liabilities	186,035	166,717
Working capital	369,506	332,806
Long-term debt	565,929	575,213
Other long-term liabilities	75,979	76,808
Stockholders’ equity	1,030,216	991,391

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE) AND
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands)

	2018	2017
Net income	$29,092	$22,391
(Income) loss from discontinued operations, net of tax	148	(9)
Interest expense	6,545	8,501
Provision for income taxes	9,907	12,725
Depreciation	6,812	6,011
Amortization of intangible assets	7,601	8,464
EBITDA (non-GAAP measure)	60,105	58,083
Stock-based compensation	4,891	5,570
Acquisition, integration and strategic planning expenses	9,765	910
Adjusted EBITDA (non-GAAP measure)	$74,761	$64,563

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands, except per share amounts)

	2018	2017
Net income	$29,092	$22,391
(Income) loss from discontinued operations, net of tax	148	(9)
Credit facility amendment expenses(1)	348	2,028
Acquisition, integration and strategic planning expenses	9,765	910
Tax effect on adjustments	(2,639)	(1,146)
Non-GAAP net income	36,714	24,174
Amortization of intangible assets	7,601	8,464
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(269)	(406)
Adjusted Net Income (non-GAAP measure)(2)	$44,046	$32,232

Per diluted share:
Net income	$0.55	$0.42
Adjustments	0.28	0.19
Adjusted Net Income (non-GAAP measure)(2)	$0.83	$0.61

Weighted average common and common equivalent shares outstanding (diluted)	52,831	53,249

(1)
During the first quarter of 2018 we incurred costs of $0.3 million related to the amendment to our credit facility to fund the acquisition of ECS. In February 2017, we amended our credit facility and incurred $2.6 million in fees, of which $2.0 million were included in interest expenses and the remaining $0.6 million were capitalized and will be amortized over the term of the credit facility.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $4.5 million for this quarter (approximately $0.09 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

OPERATING METRICS (Unaudited)

	Apex	Oxford	Consolidated

Average number of staffing consultants:
Q1 2018	1,526	916	2,442
Q4 2017	1,578	927	2,505
Q1 2017	1,423	977	2,400

Average number of customers:
Q1 2018	3,630	1,004	4,634
Q4 2017	3,613	1,036	4,649
Q1 2017	3,569	1,085	4,654

Average number of contract professionals(1):
Q1 2018	18,720	2,743	21,463
Q4 2017	19,216	2,841	22,057
Q1 2017	16,596	2,634	19,230

Top 10 customers as a percentage of revenues:
Q1 2018	25.2%	12.8%	20.0%
Q4 2017	25.8%	12.4%	20.5%
Q1 2017	26.5%	9.3%	20.4%

Average bill rate:
Q1 2018	$58.16	$101.23	$63.23
Q4 2017	$57.46	$101.16	$62.88
Q1 2017	$57.51	$97.79	$62.67

Gross profit per staffing consultant:
Q1 2018	$104,000	$65,000	$89,000
Q4 2017	$102,000	$65,000	$88,000
Q1 2017	$98,000	$60,000	$83,000

(1)	Average number of contract professionals placed on assignment each week that are considered our employees; this number does not include employees of our subcontractors.

FINANCIAL ESTIMATES FOR Q2 2018
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$31.1	$34.8
Interest expense	20.5	20.5
Provision for income taxes(2)	11.2	12.5
Depreciation(3)	10.1	10.1
Amortization of intangible assets	18.4	18.4
EBITDA (non-GAAP measure)(3)	91.3	96.3
Stock-based compensation	8.7	8.7
Adjusted EBITDA (non-GAAP measure)(3)	$100.0	$105.0

	Low	High
Net income(1)(2)	$31.1	$34.8
Amortization of intangible assets	18.4	18.4
Credit facility amendment expenses (4)	5.8	5.8
Other	0.2	0.2
Tax effect on adjustments	(1.6)	(1.6)
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(5)	$53.6	$57.3

Per diluted share:
Net income	$0.59	$0.66
Adjustments	0.42	0.42
Adjusted Net Income (non-GAAP measure)(5)	$1.01	$1.08

Weighted average common and common equivalent shares outstanding (diluted)	52.9	52.9

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Includes $2.7 million in depreciation related to an ECS project that is included in costs of services.

(4)
One-time expenses of $5.8 million related to the amendment of the credit facility on April 2, 2018. These one-time expenses are included in our estimated interest expense for the second quarter of 2018.

(5)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.